Exhibit 99.1

Contacts:	RadView Software Ltd.
Christopher Dineen, Chief Financial Officer
781-238-1111
Press: Beth Clark, Senior Marketing Manager
781-238-1111

For Immediate Release

RADVIEW REPORTS FIRST QUARTER 2005 RESULTS

BURLINGTON, MA – May 2, 2005 – RadView Software Ltd. (OTCBB: RDVWF), a premier provider of solutions for verifying the performance, scalability and integrity of business critical Web applications, today reported financial results for the first quarter ended March 31, 2005.

Revenues for the first quarter of 2005 were $1,507,000, an increase of 54% compared to revenues of $980,000 for the first quarter of 2004.  The Company’s net loss for the first quarter of 2005 was $743,000, or $0.04 per share, compared to a net loss of $1,151,000, or $0.06 per share, for the first quarter of 2004.

“We are pleased with the results of the first quarter of 2005,” said Ilan Kinreich, President and CEO of RadView.  “Revenues have shown sequential and year-over-year growth through increased software license revenues driven by technology license arrangements and strong sales performance in all our geographies. We are encouraged by the improvements in our EMEA and Asia-Pacific regions and have also benefited from increases in both the average deal size and the channel contribution.”

Conference Call

Ilan Kinreich, President and Chief Executive Officer, and Christopher Dineen, Chief Financial Officer, will host a conference call to discuss this announcement on Monday, May 2, 2005 at 5:00 p.m. Eastern time.  The live broadcast and replay of the call will be available over the Internet at www.radview.com.  An audio replay of the call will also be available until midnight on May 9, 2005 and can be accessed by calling (800) 839-5490 in the U.S. or (402) 220-2550 internationally.

About RadView

RadView™ Software Ltd. (OTCBB: RDVWF) is a leading provider of solutions for verifying the performance, scalability and integrity of business-critical Web applications.  Deployed at over 1,550 customers worldwide from major industries such as financial services, retail, manufacturing, education and technology, RadView’s award-winning products enable customers to reduce costs while improving the quality of their Web applications throughout the development lifecycle.  Corporate offices are located in Burlington, MA.  For more information visit www.radview.com or call 1-888-RADVIEW.

Statements concerning RadView’s business outlook or future performance; anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements” as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: our limited operating history and history of losses; market

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acceptance of our products; ability to develop new products and enhance existing products; impact of significant competition; and other factors detailed in RadView’s filings with the Securities and Exchange Commission. RadView assumes no obligation to update the information in this release. RadView, WebLOAD, WebRM, WebLOAD Analyzer and WebFT are trademarks of RadView Software Ltd. Other names may be trademarks of their respective owners.

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RADVIEW SOFTWARE LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues:
Software licenses	$940	$447
Services	567	533
Total Revenues	1,507	980

Cost of Sales:
Software licenses	36	31
Services	57	80
Total Cost of Sales	93	111

Gross Profit	1,414	869

Operating Expenses:
Sales and marketing	961	849
Research and development	710	669
General and administrative	476	505

Total Operating Expenses	2,147	2,023

Operating loss	(733)	(1,154)

Interest income (expense), net	(2)	5
Other expense	(8)	(2)

Net loss	$(743)	$(1,151)

Basic and diluted net loss per share	$(0.04)	$(0.06)

Weighted average number of shares used in computing basic and diluted net loss per share	20,526	17,796

RADVIEW SOFTWARE LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2005	December 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$1,111	$2,163
Accounts receivable, net	753	605
Prepaid expenses and other current assets	317	375
Total current assets	2,181	3,143

Property and Equipment, net	177	164
Other Assets	475	607

Total Assets	$2,833	$3,914

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$250	$239
Accrued expenses	1,204	1,112
Restructuring reserve, current	15	29
Deferred revenue	1,604	1,905
Total current liabilities	3,073	3,285

Long-term Liabilities:
Accrued severance	557	713

Total Liabilities	3,630	3,998

Shareholders’ Equity (Deficit):
Ordinary shares	51	51
Additional paid-in capital	56,843	56,813
Accumulated deficit	(57,591)	(56,848)
Treasury shares, at cost	(100)	(100)
Total Shareholders’ Equity (Deficit)	(797)	(84)

Total Liabilities and Shareholders’ Equity (Deficit)	$2,833	$3,914